EXIBIT 99.1

FOR IMMEDIATE RELEASE

LaBARGE, INC. REPORTS FINANCIAL RESULTS FOR
FISCAL 2003 FOURTH QUARTER AND FULL YEAR

Fourth-Quarter Sales Grow 15 Percent;
Net Earnings from Continuing Operations Climb 101 Percent;
Backlog Reaches New Company Record

ST. LOUIS, August 21, 2003 . . . . . LaBarge, Inc. (AMEX: LB) today reported financial results for its fiscal 2003 fourth quarter and full year, ended June 29, 2003.

Net sales from continuing operations rose 15 percent in the fiscal 2003 fourth quarter to $29,735,000, compared with $25,955,000 for the year-ago period. Net earnings from continuing operations for the fiscal 2003 fourth quarter climbed 101 percent to $1,294,000, or $.09 per diluted share, compared with $640,000, or $.04 per diluted share, for the fiscal 2002 fourth quarter. The net loss from discontinued operations, which represents the former ScadaNET Network™ remote equipment monitoring business, was $228,000, or $.02 per diluted share, for the fiscal 2003 fourth quarter, compared with a net loss of $191,000, or $.01 per diluted share, from these operations in the year-ago period. In total, net earnings for the fiscal 2003 fourth quarter rose 137 percent to $1,066,000, or $.07 per diluted share, compared with $449,000, or $.03 per diluted share, reported for the fiscal 2002 fourth quarter.

When compared with this year's third fiscal quarter, fiscal 2003 fourth-quarter results showed gains in all major aspects. Net sales from continuing operations grew 15 percent in the fourth quarter compared with this year's third quarter. Gross profit increased 17 percent and gross margin widened to 21.1 percent in the fourth quarter from 20.7 percent in the quarter before. While fourth-quarter selling and administrative expense rose on higher sales volume, it declined as a percentage of sales to 13.9 percent from 14.2 percent in the prior sequential quarter. Together, these improvements produced a 30 percent increase in fourth-quarter net earnings from continuing operations compared with the immediately preceding three-month period.

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For the 2003 full fiscal year, net sales from continuing operations were $102,901,000, down 12 percent from $117,190,000 in fiscal 2002. Net earnings from continuing operations were $3,319,000, or $.22 per diluted share, in fiscal 2003, down 24 percent from $4,361,000, or $.28 per diluted share, in fiscal 2002. The net loss from discontinued operations was $1,071,000, or $.07 per diluted share, in fiscal 2003, versus a net loss of $431,000, or $.02 per diluted share, from these operations a year ago. Net earnings, including discontinued operations, for the 2003 full fiscal year were $2,248,000, or $.15 per diluted share, down 43 percent from $3,930,000, or $.26 per diluted share, for fiscal 2002.

LaBarge's fiscal 2003 full-year gross margin from continuing operations was 20.2 percent, compared with 18.7 percent the previous year. Full-year selling and administrative expense from continuing operations increased 6.2 percent in fiscal 2003 compared with that of fiscal 2002, and, as a result of lower sales volume earlier in fiscal 2003, represented 15.2 percent of sales compared with 12.6 percent a year earlier. Interest expense in fiscal 2003 declined approximately 28 percent to $820,000 compared with $1,144,000 for the preceding year, primarily due to reduced debt levels.

Total debt at June 29, 2003 was $7,064,000, down 55 percent from $15,529,000 at June 30, 2002, largely due to the redemption of $5.6 million in convertible subordinated notes and a reduction in working capital financing during the year. Cash and cash equivalents at June 29, 2003 were $4,030,000 versus $2,533,000 at June 30, 2002. Stockholders' equity was $35,879,000, or $2.40 per share, up 6.5 percent from $33,684,000 at fiscal 2002 year end.

Backlog of unshipped orders at the end of fiscal 2003 set a new Company record at $123.6 million compared with $110.4 million at the end of the third quarter, and $98.0 million at fiscal 2002 year end. Backlog at the end of fiscal 2003 includes a $12 million contract from The Boeing Company, announced in July, to provide electronic equipment for a program converting DC-10 passenger aircraft to freight transport planes. "We are pleased with the exceptional gains in our backlog in recent quarters," said Chief Executive Officer and President Craig LaBarge. "And, although it will be difficult to sustain such large sequential quarterly increases, we believe that our backlog will remain robust."

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Mr. LaBarge continued, "As we anticipated, LaBarge's fourth quarter was the strongest of fiscal 2003 and continued the sequential quarterly improvement the Company forecast throughout the fiscal year. Although our full-year sales and earnings were down from fiscal 2002 levels, we are pleased with our continuing improvement, particularly given the prolonged soft economic conditions. We were able to achieve sustained strength in new bookings, especially from defense and aerospace customers. This gives us additional reason to be optimistic about future growth opportunities.

"Shipments to defense customers were the largest contributor to fiscal 2003 sales, representing 49 percent of total sales compared with 39 percent last year," said Mr. LaBarge. "During fiscal 2003, LaBarge won important new defense business, including contracts to produce sophisticated electronic equipment for Northrop Grumman for its new multi-role electronically scanned array (MESA) radar system and F-16 aircraft radar upgrade. It was also awarded contracts by Raytheon for the new F/A-22 Raptor stealth fighter plane, and by Lockheed Martin and DRS Technologies for the U.S. Navy's next-generation attack submarine. We anticipate increased government defense spending will provide additional new opportunities for LaBarge.

"The strength in defense shipments is offsetting economic weakness in some of our non-defense markets," said Mr. LaBarge. "For example, oil-and-gas sector sales represented 16 percent of fiscal 2003 sales compared with 21 percent a year earlier. Although new orders from oil and gas customers are still soft, we anticipate a pickup in demand in this market as the global economy strengthens.

"In addition, sales to customers in the government systems sector represented 17 percent of fiscal 2003 sales compared with 24 percent last year. Fiscal 2002 sales were heavily influenced by shipments on a large contract to provide postal sorting equipment. That revenue was partially replaced in fiscal 2003 by shipments of airport checked-baggage inspection equipment."

Mr. LaBarge concluded, "We are encouraged by the strength of our bookings and we believe our robust backlog will translate into a strong fiscal 2004. More specifically, we anticipate fiscal 2004 first-quarter sales and earnings will be at least as strong as fiscal 2003 fourth-quarter results."

LaBarge, Inc. reports the following . . . .

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LaBarge, Inc.
Consolidated Statements of Operations
(dollars in thousands, except per-share data)

	Three Months Ended		Twelve Months Ended
	June 29,	June 30,	June 29,	June 30,
	2003	2002	2003	2002

Net sales	$29,735	$25,955	$102,901	$117,190

Cost of sales	23,462	21,712	82,053	95,239
Selling and administrative expense	4,121	3,481	15,662	14,742
Interest expense	198	223	820	1,144
Other income, net	(45)	(185)	(710)	(622)

Income before income taxes	$1,999	$724	$5,076	$6,687
Income tax expense	705	84	1,757	2,326

Net earnings from continuing operations	1,294	640	3,319	4,361

Discontinued operations:
Loss from discontinued operations (less applicable income taxes of ($131), ($118), ($519) and ($263), respectively)	(228)	(191)	(859)	(431)
Disposal of discontinued operations of $2,222 (less applicable income taxes of $2,434)	--	--	(212)	--

Net earnings	$1,066	$449	$2,248	$3,930

Basic earnings per share:
Net income from continuing operations	$0.09	$0.04	$0.22	$0.29
Net loss from discontinued operations	(0.02)	(0.01)	(0.07)	(0.03)

Basic net earnings	$0.07	$0.03	$0.15	$0.26

Average common shares outstanding	14,927	14,991	14,977	14,975

Diluted earnings per share:
Net income from continuing operations	$0.09	$0.04	$0.22	$0.28
Net loss from discontinued operations	(0.02)	(0.01)	(0.07)	(0.02)

Diluted net earnings	$0.07	$0.03	$0.15	$0.26

Average common shares outstanding	15,143	15,550	15,163	15,404

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LaBarge, Inc Consolidated Balance Sheets (dollars in thousands)
	June 29, 2003	June 30, 2002

ASSETS
Current assets:
Cash and cash equivalents	$4,030	$2,533
Accounts and notes receivable, net	15,653	16,569
Inventories	25,743	22,255
Prepaid expenses	954	537
Deferred tax assets, net	637	627
Current assets of discontinued operations	215	727

Total current assets	$47,234	$43,248

Property, plant and equipment, net	14,255	13,828
Deferred tax assets, net	299	937
Intangible assets, net	476	609
Other assets, net	4,727	4,980
Non-current assets of discontinued operations	171	4,604

	$67,162	$68,206

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term borrowings	$-	$2,583
Current maturities of subordinated debt	-	5,621
Current maturities of long-term debt	395	278
Trade accounts payable	7,808	6,510
Accrued employee compensation	5,930	5,448
Other accrued liabilities	7,627	3,486
Current liabilities of discontinued operations	66	85

Total current liabilities	$21,826	$24,011

Other long-term liabilities	2,788	2,103
Other long-term liabilities of discontinued operations	-	1,361
Long-term debt	6,669	7,047

Stockholders' equity:
Common stock, $.01 par value. Authorized 40,000,000 shares; issued 15,773,253 at June 29, 2003 and 15,773,253 shares at June 30, 2002 including shares in treasury	158	158
Additional paid-in capital	13,486	13,515
Retained earnings	24,984	22,736
Accumulated other comprehensive loss	-	(131)
Less cost of common stock in treasury, 844,903 shares at June 29, 2003 and 806,956 shares at June 30, 2002	(2,749)	(2,594)

Total stockholders' equity	$35,879	$33,684

	$67,162	$68,206

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LaBarge, Inc. is a broad-based provider of electronics to technology-driven companies in diverse industrial markets. The Company provides its customers with sophisticated electronic products through contract design and manufacturing services. Headquartered in St. Louis, LaBarge has operations in Arkansas, Missouri, Oklahoma and Texas. The Company's Web site address is http://www.labarge.com.

Statements contained in this release relating to LaBarge, Inc. that are not historical facts are forward-looking statements within the meaning of the federal securities laws. Matters subject to forward-looking statements are subject to known and unknown risks and uncertainties, including economic, competitive and other factors that may cause LaBarge or its industry's actual results, levels of activity, performance and achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Important factors that could cause LaBarge's actual results to differ materially from those projected in, or inferred by, forward-looking statements are (but are not necessarily limited to) the following: the impact of increasing competition or deterioration of economic conditions in LaBarge's markets; cutbacks in defense spending by the U.S. Government; loss of one or more large customers; LaBarge's ability to replace completed and expired contracts on a timely basis; the outcome of litigation the Company may be party to; increases in the cost of raw materials, labor and other resources necessary to operate LaBarge's business; the availability, amount, type and cost of financing for LaBarge and any changes to that financing; and other factors summarized in our reports filed from time to time with the Securities and Exchange Commission. Given these uncertainties, undue reliance should not be placed on the forward-looking statements. Unless otherwise required by law, LaBarge disclaims any obligation to update any forward-looking statements or to publicly announce any revisions thereto to reflect future events or developments.

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